Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated September 4, 2012

Relating to Preliminary Prospectus Supplement dated September 4, 2012 to Prospectus dated July 13, 2010

Registration No. 333-168077

Pricing Term Sheet

September 4, 2012

Bancolombia S.A.

US$1.15 billion 5.125% Subordinated Notes due 2022

Issuer:	Bancolombia S.A.

Title of Security:	5.125% Subordinated Notes due 2022

Security Type:	SEC Registered

Principal Amount:	US$1,150,000,000.00

Issuer Upsize Option:	Bancolombia S.A. reserves the right to increase the aggregate principal amount of the Subordinated Notes by up to US$50,000,000.00, during Asian market hours on September 4, 2012.

Maturity Date:	September 11, 2022

Optional Redemption	None.

Interest Payment Dates:	Each March 11 and September 11, commencing March 11, 2013.

Yield to Maturity:	5.200%

Coupon:	5.125%

Price to Public:	99.421%

Benchmark Treasury:	1.625% due August 15, 2022

Benchmark Treasury Yield:	1.574%

Spread to Benchmark Treasury:	362.6 basis points

Pricing Date	September 4, 2012

Expected Settlement Date:	September 11, 2012 (T+5)

CUSIP Number:	05968L AH5

ISIN Number:	US05968LAH50

Day/Count:	30/360

Minimum Denominations	US$2,000 x US$1,000

Listing:	Issuer has applied to list the notes on the New York Stock Exchange

Ratings:[1]	Baa3 (Moody’s)/BBB-(Fitch)

Bookrunners:	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Co-manager:	Valores Bancolombia

[1]	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement, the documents incorporated by reference therein, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it from Citigroup Global Markets Inc., telephone: 1-212-723-3600, Merrill Lynch, Pierce, Fenner & Smith Incorporated, telephone: 1-800-294-1322, or Morgan Stanley & Co. LLC, telephone: 1-866-718-1649.